NEWS RELEASE

Five Below, Inc. Updates Fourth Quarter Fiscal 2013 Guidance Based on Quarter-to-Date Results

PHILADELPHIA, PA - (January 9, 2014) - Five Below, Inc. (Nasdaq: FIVE) today updated previously communicated fourth quarter of fiscal 2013 net sales and earnings guidance based on quarter-to-date results for the period from November 3, 2013 through January 4, 2014.

The Company announced that net sales for this nine week period increased by 25.4% to $185.3 million while comparable store sales for this period decreased by 0.5%. Based on this quarter-to-date performance, the Company now expects net sales for the fourth quarter of fiscal 2013 to be in the range of $208 million to $210 million, comparable store sales to be in the range of -1.5% to -0.5% and GAAP net income to be in the range of $23.3 million to $24.3 million, with a GAAP diluted income per common share range of $0.43 to $0.45 on approximately 54.0 million estimated weighted average shares outstanding. Excluding $0.9 million, or $0.02 per adjusted diluted share in tax-effected expenses related to the founders’ transaction(1), adjusted net income is expected to be approximately $24.2 million to $25.2 million, or $0.44 to $0.46 per diluted share based on estimated adjusted diluted weighted average shares outstanding of approximately 54.6 million.

Thomas Vellios, Co-Founder and CEO, stated: “We did not meet our sales expectations for the holiday season as adverse weather negatively impacted traffic to our stores, which are heavily concentrated in the Northeast and Midwest regions. This was exacerbated by the shortened holiday season during which we simply did not make up the weather-driven sales shortfall, especially in those key shopping days just prior to Christmas. In addition, we see room for improvement within certain merchandise categories that underperformed against our expectations. While clearly disappointed with our holiday comparable store sales performance, we continue to be pleased with the performance of our new stores, in particular the performance of the new Texas market.”

Mr. Vellios added: “We will discuss fiscal 2013 in more detail and provide our outlook for fiscal 2014 on our fourth quarter earnings call in March. Additionally, we look forward to sharing our new store growth plans for fiscal 2014, for which the majority of leases have been executed.”

The Company also announced that management will participate in the 16th Annual ICR XChange Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Thomas Vellios, Co-Founder and CEO, and Ken Bull, Chief Financial Officer, are currently scheduled to present on Monday, January 13, 2014 at 10:00 a.m. Eastern Time.

The audio portion of the presentation will be webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event.

(1)
Founders’ transaction relates to the ongoing expense recognition for options granted to the Company’s founders in Fiscal 2010 and their modification in March 2012, which cancelled the Fiscal 2010 option award to purchase 2,020,620 shares of common stock and granted an equal number of restricted shares that vest through March 2014.

Non-GAAP Information:

This press release includes non-GAAP adjusted net income, adjusted income per diluted share, and adjusted diluted weighted average common shares outstanding, each a non-GAAP financial measure. The Company reports its numbers on a GAAP and non-GAAP basis each quarter, and provides a reconciliation table between the two for investors. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company's strategy and expansion plans, the availability of suitable new store locations, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks relating to changes in consumer preferences and economic conditions, risks relating to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers, risks relating to trade restrictions, risks associated with leasing substantial amounts of space, and other factors that are set forth in the Company's filings with the Securities and Exchange Commission ("SEC"), including risk factors contained in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2013 and Quarterly Reports on Form 10-Q for the fiscal year ending February 1, 2014 filed with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:

Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below, including select brands and licensed merchandise across a number of category worlds - Style, Room, Sports, Media, Crafts, Party, Candy and Now. Five Below is headquartered in Philadelphia, Pennsylvania.

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Investor Contact:
ICR, Inc.
Farah Soi
203-682-8200
Farah.soi@icrinc.com

Media Contact:
ICR, Inc.
Alecia Pulman/Jessica Liddell
203-682-8200
FivePR@icrinc.com